Exhibit 10.1

SUBLEASE

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT, WHICH ARE DENOTED BY ***. A COMPLETE COPY OF THIS AGREEMENT, INCLUDING THE REDACTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS SUBLEASE (this “Sublease”) is entered into this 19th day of February, 2013 by and between Navistar, Inc., a Delaware corporation (“Sublandlord”) and FreightCar Alabama, LLC, a Delaware limited liability company (“Subtenant”).

Background

A. Sublandlord, as tenant, and Teachers’ Retirement Systems of Alabama, an instrumentality of the State of Alabama, and Employees’ Retirement System of Alabama, an instrumentality of the State of Alabama, collectively as landlord (the “Master Landlord”) entered into that certain Industrial Facility Lease dated as of September 29, 2011, as amended by that certain Amendment to Industrial Facility Lease and Consent To Sublease, dated as of February 19, 2013, among Master Landlord, Sublandlord and Subtenant (collectively, the “Master Lease”), a copy of which has been provided to Subtenant and is attached hereto as Exhibit A.

B. Pursuant to the Master Lease, Sublandlord leases from Master Landlord that certain parcel of land constituting approximately seven hundred (700) acres in Cherokee, Alabama (the “Land”) and all of the improvements situated on the Land, including that certain building consisting of approximately 2,150,000 square feet (the “Facility”, and collectively with the other improvements upon the Land, the “Improvements”). The Land and Improvements are more particularly described in the Master Lease and are referred to herein collectively as the “Premises”.

C. Sublandlord desires to (i) sublease to Subtenant a portion of the Facility consisting of approximately 543,399 square feet of space to be occupied by Subtenant (the “FCA Controlled Subleased Space”) and *** square feet of space to be occupied by Sublandlord (the “Navistar Controlled Subleased Space”) for a total of approximately *** square feet in the Facility (the FCA Controlled Subleased Space and the Navistar Controlled Subleased Space shall be collectively referred to herein as the “Subleased Premises”), all as more particularly set forth on the floor plan attached hereto as Exhibit B, and (ii) grant to Subtenant the exclusive use of those areas of the Premises identified as being for the exclusive use of Subtenant (the “Exclusive Use Areas”), as more particularly set forth on the site plan attached hereto as Exhibit C.

D. Subtenant and International Truck and Engine Investments Corporation, an affiliate of Sublandlord, concurrently with the execution of this Sublease, are entering into a Parts and Production Services Supply Agreement (the “Services Agreement”) in connection with certain assets and activities of the parties at the Premises, as more particularly set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Terms

1. Sublease.

1.1 Subleased Premises, Exclusive Use Areas and Exclusive Use Assets. Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby subleases the Subleased Premises from Sublandlord, for the term, at the rental, and upon all of the conditions set forth herein. Subject to the applicable terms of this Sublease, in addition to the Subleased Premises Sublandlord shall make available for the exclusive use of Subtenant during the Term (as hereinafter defined) (i) the Exclusive Use Areas, and (ii) the Exclusive Use Assets (as hereinafter defined). As used in this Sublease, “Exclusive Use Assets” shall have the meaning set forth on Exhibit D hereto.

1.2 Demising Work.

(a) Subtenant and Sublandlord agree that the FCA Controlled Subleased Space is not separately demised from the balance of the Facility (the “Remaining Space”) as of the date hereof. In addition, the parties acknowledge that certain electrical and mechanical systems may not be separated in such a manner to permit Subtenant and Sublandlord to separately control the utilities and mechanical systems serving their respective premises. Prior to the Rent Commencement Date Sublandlord shall cause the FCA Controlled Subleased Space and the Remaining Space to be separately demised (the “Demising Work”). In addition, the Demising Work shall include sub-metering of the electrical service and compressed air to be consumed by Subtenant in the FCA Controlled Subleased Space. The Demising Work shall be performed at Sublandlord’s sole cost. Sublandlord shall determine the method, means and material for completing the Demising Work, subject to Subtenant’s prior approval, which shall not be unreasonably withheld, delayed or conditioned. The foregoing notwithstanding, the portion of the Demising Work involving the separation of the FCA Controlled Subleased Space from the Remaining Space may initially consist of marking with paint or other material on the Facility floor the perimeter outline of the FCA Controlled Subleased Space. Sublandlord shall instruct and train its personnel that the FCA Controlled Subleased Space, the Exclusive Use Areas and the Exclusive Use Assets are for the sole and exclusive use of Subtenant and its employees, other personnel and invitees. Subtenant shall instruct and train its personnel that the Remaining Space including, pursuant to Section 5.4(b) below, the Navistar Controlled Subleased Space (other than the Common Areas and the Exclusive Use Areas) is for the sole and exclusive use of Sublandlord and its employees, other personnel and invitees.

(b) If during the Term either Subtenant or Sublandlord reasonably determines that installation of a wall or other means of physically separating the FCA Controlled Subleased Space from the Remaining Space (the “Additional Demising Work”) is necessary or desirable, it shall so notify the other party thereof. The Additional Demising Work shall be promptly performed by Sublandlord and the cost of such

Additional Demising Work shall be shared equally between Sublandlord and Subtenant. Subtenant shall reimburse Sublandlord for one-half of the costs associated with the Additional Demising Work within thirty (30) days after Sublandlord’s demand therefor. Sublandlord shall determine the method, means and material for completing the Additional Demising Work, subject to Subtenant’s prior approval, which shall not be unreasonably withheld, delayed or conditioned.

(c) Subtenant shall permit Sublandlord’s employees, agents or contractors reasonable access to the Subleased Premises in connection with the performance of the Demising Work and, if applicable, the Additional Demising Work. Sublandlord shall complete the Demising Work and, if applicable, the Additional Demising Work promptly and in a good and workmanlike manner. Subtenant acknowledges that (i) the Demising Work and, if applicable, the Additional Demising Work may at times be performed while Subtenant is conducting business operations at the Subleased Premises and the Demising Work and, if applicable, the Additional Demising Work may interfere with such business operations, (ii) Sublandlord’s performance of the Demising Work and, if applicable, the Additional Demising Work as provided herein shall not constitute a constructive eviction of Subtenant or entitle Subtenant to any reduction or abatement of Rent, and (iii) the covenants and conditions of the Sublease, including Subtenant’s obligation to pay Rent, shall be in full force and effect during Sublandlord’s performance of the Demising Work and, if applicable, the Additional Demising Work, as provided herein. The foregoing notwithstanding, Sublandlord shall use its commercially reasonable efforts not to materially interfere with the conduct of Subtenant’s business operations during the performance of the Demising Work and, if applicable, the Additional Demising Work.

(d) Notwithstanding the foregoing, if and to the extent Sublandlord is actually delayed in completing the Demising Work or the Additional Demising Work as a result of a Subtenant Delay, then the Demising Work or the Additional Demising Work, if applicable, shall be deemed to have been completed on the date that it would have been completed if such Subtenant Delay had not occurred. Sublandlord will give Subtenant notice (in writing and with reasonable specificity) of any claim of Subtenant Delay promptly upon Sublandlord’s becoming aware of the existence of any such delay. As used herein the term “Subtenant Delay” shall mean the occurrence of any one or more of the following: (i) Subtenant is Delinquent (as hereafter defined) in approving any plans for the Demising Work or the Additional Demising Work, if applicable, including, without limitation, architectural drawings; (ii) any postponements or delays requested by Subtenant and agreed to by Sublandlord regarding the completion of the Demising Work or the Additional Demising Work, if applicable; provided, however, notwithstanding anything to the contrary herein, no such requested postponement or delay shall be a basis for a “Subtenant Delay” unless and until such request is set forth in writing signed by Subtenant and Sublandlord and specifying the duration of such postponement or delay; or (iii) any delays in completing the Demising Work or the Additional Demising Work, if applicable; as a result of any other act or omission of the Subtenant, its employees or agents. For purposes of this Section 1.2, all actions required, or information/decisions requested of Subtenant shall be deemed “Delinquent” if not taken and communicated to Sublandlord within ten (10) business days following Subtenant’s receipt of written request from Sublandlord for such action or decision.

(e) Until such time that the Demising Work has been completed, Sublandlord shall have sole control over the controls for any utilities, services or mechanical systems serving the Remaining Space (regardless if such systems also serve the Subleased Premises), including, without limitation, the controls for the electricity, heating, cooling, life and safety and security systems; provided that, so long as no Sublease Event of Default (as hereinafter defined) has occurred and is continuing, Sublandlord shall not intentionally take any action with respect to such controls which would have a material adverse effect on Subtenant’s use of the Subleased Premises.

1.3 Common Areas and Common Use Assets. Subtenant shall have the right to access and use the Common Areas (as such term is hereinafter defined) and the Common Use Assets (as such term is hereinafter defined) jointly with Sublandlord and other subtenants or tenants of the Premises in accordance with the terms and provisions of the Master Lease and this Sublease. All of such use of any of the Common Areas and Common Use Assets shall be such as will not unreasonably obstruct or interfere with the joint use thereof, and shall be in compliance with all applicable laws and the Master Lease. As used in this Sublease, (i) “Common Areas” shall mean the common areas within the Facility and portions of the Land as set forth on Exhibit C, and (ii) “Common Use Assets” shall have the meaning set forth on Exhibit D hereto.

2. Term.

2.1 Sublease Initial Term. This Sublease shall be for an initial term (the “Sublease Initial Term”) of approximately nine (9) years, commencing on the date first set forth above (the “Sublease Commencement Date”), and ending on December 31, 2021 (the “Sublease Expiration Date”), unless sooner terminated or extended as provided herein. On the Sublease Commencement Date, Sublandlord shall deliver the FCA Controlled Subleased Space and the Exclusive Use Areas to Subtenant in broom clean condition and free of all occupants.

2.2 Sublease Extension Terms. Subject to the provisions of Section 2.3 hereof, Subtenant shall have the right and option to extend the term of this Sublease for one (1) additional term of one hundred twenty (120) months (“Sublease Extension Term”), upon all of the terms, conditions and covenants contained in this Sublease. The Sublease Extension Term shall commence (if at all) immediately following the Sublease Expiration Date. Subtenant shall exercise its right and option to extend the term of this Sublease for the Sublease Extension Term (if at all) by giving Sublandlord notice (a “Sublease Extension Notice”) of same on or before May 31, 2020 (the “Notice Date”). Anything herein to the contrary notwithstanding, Subtenant may not exercise any right and option provided for in this Section 2.2: (i) if a Sublease Event of Default shall have occurred and be continuing as of the date of the Sublease Extension Notice, (ii) if following a Sublease Event of Default Sublandlord shall have terminated Subtenant’s right to possession of the Subleased Premises and the Exclusive Use Areas in accordance with this Sublease, or (iii) after this Sublease shall have otherwise been terminated. The Sublease Base Rent (as defined below) for the Sublease Extension Term shall be as set forth in Section 3.1 hereof. Any and all references contained herein to the “Term” shall be deemed to include the Sublease Initial Term, as extended by the Sublease Extension Term, if applicable.

2.3 Extension of the Master Lease.

(a) Subject to the provisions hereof, Sublandlord shall have no obligation whatsoever to extend the Master Lease for the “Extension Term” (as defined in Section 1.3 of the Master Lease), provided that not later than December 31, 2019, Sublandlord shall give Subtenant written notice (the “Master Lease Extension Election Notice”) of Sublandlord’s election to extend or not extend the term of the Master Lease. If Sublandlord fails to timely deliver to Subtenant the Master Lease Extension Election Notice, then Sublandlord shall be deemed to have elected to extend the term of the Master Lease.

(b) If (i) Sublandlord elects in the Master Lease Extension Election Notice, or is deemed to have elected, to extend the Master Lease for the “Extension Term” in accordance with Section 1.3 of the Master Lease, and (ii) Subtenant delivers to Sublandlord the Sublease Extension Notice in accordance with Section 2.2 hereof, then Sublandlord agrees to deliver to Master Landlord no later than June 15, 2020, notice of its election to extend the Master Lease for the “Extension Term” in accordance with Section 1.3 of the Master Lease. Simultaneously with such delivery Sublandlord shall deliver to Subtenant a true copy of such notice together with a certificate executed by an authorized representative of Sublandlord that the notice extending the Master Lease for the “Extension Term” was delivered to Master Landlord in accordance with Section 1.3 of the Master Lease. If as provided in this Section 2.3(b) Sublandlord elects in the Master Lease Extension Election Notice, or is deemed to have elected, to extend the Master Lease for the “Extension Term” in accordance with Section 1.3 of the Master Lease, then, upon the extension of the Master Lease for the “Extension Term” and the extension of this Sublease for the Sublease Extension Term, this Sublease shall be extended on the terms and conditions set forth in Section 2.2 hereof.

(c) ***

(d) ***

(e) The parties acknowledge and agree that the provisions of this Section 2.3 *** are limited to the Extension Term as set forth in Section 1.3 of the Master Lease, and Subtenant shall have no further right to extend the term of *** this Sublease. In no event shall this Sublease or Sublandlord’s liability to Subtenant hereunder extend beyond such Extension Term, except for such liability which expressly survives the expiration or earlier termination of this Sublease.

(f) ***

3. Rent.

3.1 Sublease Base Rent. Subtenant shall pay to Sublandlord base rent for the Subleased Premises (“Sublease Base Rent”), in the amount of $*** per year (calculated by multiplying $*** per square foot per year by *** square feet of the Subleased Premises), payable in equal monthly installments of $*** each. If Subtenant timely exercises any option to extend the Term of this Sublease for any Sublease Extension Term in accordance with Section 2.2 hereof, Subtenant shall pay to Sublandlord Sublease Base Rent for the Subleased Premises during any such Sublease Extension Term in the amount of $*** per year (calculated by multiplying $*** per square foot per year by *** square feet of the Subleased Premises), payable in equal monthly installments of $*** each.

3.2 Payment of Rent. No Sublease Base Rent shall be due until the sixtieth (60th) day following the Sublease Commencement Date (the “Rent Commencement Date”). Beginning on the Rent Commencement Date Subtenant shall pay to Sublandlord, on or before the first business day of each calendar month during the remainder of the Term, the monthly Sublease Base Rent. Sublease Base Rent, and all other amounts and charges payable by Subtenant to Sublandlord pursuant to the terms of this Sublease (the “Additional Sublease Rent”; and, all Sublease Base Rent and Additional Sublease Rent shall be collectively referred to herein as “Rent”) shall be paid in the lawful money of the United States to Sublandlord at 2701 Navistar Drive, Lisle, IL 60532, Attention: Mark Luginbill, or to such other persons or at such other places as Sublandlord may designate by giving not less than thirty (30) days prior written notice thereof to Subtenant. If the Rent Commencement Date falls on a date other than the first day of a calendar month, or the Sublease Expiration Date falls on any day other than the last day of a calendar month, the Rent due for such fractional month shall be prorated on a per diem basis. Except as expressly set forth in this Sublease, all Rent shall be paid without set off, abatement or deduction.

3.3 Operating Costs.

(a) Subtenant shall pay monthly as Additional Sublease Rent, along with monthly installments of Sublease Base Rent, one twelfth (1/12th) of Subtenant’s Proportionate Share (as hereinafter defined) of certain annual costs incurred by Sublandlord during any calendar year falling entirely or partly within the Term in connection with maintaining and operating the Facility and providing the Facility services pursuant to Section 5.5 below (the “Operating Costs”). Subject to adjustments, if any, in accordance with Section 3.3(e) hereof, the term “Operating Costs” will include only the costs and expenses (which shall in all cases be net of any discounts, credits, reimbursements and rebates received by Sublandlord) for the maintenance and operation of the Premises and providing those services provided by Sublandlord as described in Section 5.5(a) hereof. The term “Operating Costs” will not include the following costs and expenses:

(A)	electricity and compressed air to the Subleased Premises which is separately metered;

(B)	capital improvements to the Facility;

(C)	interest, fines or penalties for late payment or violations of applicable laws, rules or regulations by Sublandlord, if any;

(D)	legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Sublandlord or of Sublandlord’s interest in the Premises, or in connection with the Master Lease (except as expressly set forth in this Sublease);

(E)	the cost of any items to the extent to which such cost is reimbursed to Sublandlord by tenants or other occupants of the Premises (other than pursuant to this Section), other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(F)	the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation;

(G)	damage and repairs necessitated by the negligence or willful misconduct of Sublandlord or its employees, contractors, licensees or agents; and

(H)	the cost of remediation and removal of “Hazardous Materials” (as defined in Section 19.1(a) of the Master Lease) in the Facility or on the Land (it being understood and agreed that Subtenant shall nonetheless be responsible under Article XIX of the Master Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Subtenant or its employees, contractors, licensees or agents).

(b) Commencing on or about the Sublease Commencement Date and prior to the first day of each calendar year thereafter during the Term, Sublandlord shall submit to Subtenant a statement (“Annual Operating Costs Statement”) setting forth Sublandlord’s reasonable estimate of (i) the Operating Costs that are expected to be incurred during such calendar year, together with supporting documentation relating to such costs and expenses, and (ii) Subtenant’s Proportionate Share thereof. Sublandlord may revise such Annual Operating Costs Statement from time to time during the Term; provided that Sublandlord shall not do so more than once in any calendar year and then only if there would be an aggregate increase of more than twenty-five percent (25%) in the estimated Operating Costs. Notwithstanding anything to the contrary, Sublandlord’s failure to timely deliver the Annual Operating Costs Statement shall not be a default hereunder and shall not waive any obligation on the part of Subtenant to pay Subtenant’s Proportionate Share of Operating Costs and Subtenant shall continue to pay Subtenant’s Proportionate Share of Operating Costs as set forth in the most recently delivered Annual Operating Costs Statement until a revised Annual Operating Costs Statements is delivered to Subtenant.

(c) In the event the Term begins or expires on a day other than the first and last day of a calendar year, respectively, then Subtenant’s obligation for Operating Costs for such partial calendar year shall be an amount equal to the product of (i) Subtenant’s Proportionate Share of the Operating Costs for the full calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days during such calendar year falling within the Term, and the denominator of which is three hundred sixty-five (365).

(d) “Subtenant’s Proportionate Share” shall mean 25.27%, which has been determined by dividing the number of square feet in the FCA Controlled Subleased Space (543,399 square feet) by the number of square feet in the Facility (2,150,000 square feet).

(e) Notwithstanding the foregoing, in the event that Sublandlord or Subtenant reasonably determines that Subtenant’s Proportionate Share of Operating Costs (or any item thereof) does not with reasonable accuracy reflect an equitable distribution of liability for the Operating Costs (or any item thereof), then either Sublandlord or Subtenant shall propose, by written notice which must be delivered no later than ninety (90) days after Subtenant’s receipt of the Annual Operating Costs Statement, to the other party an alternate method (the “Alternative Allocation”) of allocating Operating Costs (or any item thereof), which shall be subject to such other party’s prior written approval which approval shall not be unreasonably withheld, delayed or conditioned. Subtenant shall continue to pay Subtenant’s Proportionate Share of Operating Costs unless and until an Alternative Allocation is mutually agreed upon by the parties and such Alternative Allocation shall not, in any event, be applicable to any portion of the Operating Costs for which a Reconciliation Statement has been delivered, it being understood that the Alternative Allocation shall, if applicable, be used only for the allocation of Operating Costs incurred during the calendar year to which such Alternative Allocation relates.

(f) Within ninety (90) days following the conclusion of each calendar year during the Term, Sublandlord shall submit to Subtenant a statement (the “Reconciliation Statement”) setting forth the actual Operating Costs incurred during the previous calendar year and Subtenant’s Proportionate Share thereof. If the sum of any installment or estimated payments made by Subtenant on account of any or all of the Operating Costs exceed Subtenant’s Proportionate Share of Operating Costs for any year, Sublandlord shall refund the excess to Subtenant within thirty (30) days after delivery of the Reconciliation Statement. If the sum of any installment or estimated payments made by Subtenant on account of any or all of the Operating Costs are less than Subtenant’s Proportionate Share of Operating Costs for any year, Subtenant shall pay the amount of such deficiency to Sublandlord within thirty (30) days after delivery of the Reconciliation Statement.

(g) Subject to this Section 3.3(g) and provided that (x) Subtenant has paid in full all Rent when due including all Additional Sublease Rent due (if and to the extent Subtenant has been billed therefor) pursuant to the Annual Operating Costs Statement, (y) Subtenant does not engage any auditor or accountant on a “contingent fee” basis to conduct or participate in such inspection, and (z) Subtenant shall keep the results of any such inspection strictly confidential and shall not disclose the results of same to any third party (except as may be required by law or court order), Subtenant may examine Sublandlord’s books and records relative to Operating Costs. Any request for examination must be made by written notice from Subtenant to Sublandlord no later than ninety (90) days following Subtenant’s receipt of the Reconciliation Statement. Sublandlord’s books and records pertaining to the calendar year included in the Reconciliation Statement shall be made available to Subtenant within ten (10) business days after Sublandlord timely receives Subtenant’s written notice. Said books and records shall be made available to Subtenant for inspection and copying at the Facility or at another location in the general vicinity of Chicago, IL as identified by Sublandlord in a written notice delivered to

Subtenant within such ten (10) day period. If Subtenant fails to take written exception to an item of Operating Costs within one hundred fifty (150) days following Subtenant’s receipt of the Reconciliation Statement in which such item appeared (to be extended one (1) day for each day Sublandlord delays in making available to Subtenant Sublandlord’s books and records pertaining to the calendar year included in the Reconciliation Statement), Subtenant shall be deemed to have accepted such Reconciliation Statement and waived its audit right with respect thereto. If Subtenant takes written exception to an item of Operating Costs within the applicable period and such exception is not resolved by Sublandlord and Subtenant within forty-five (45) days after Subtenant’s notice taking exception, either Sublandlord or Subtenant may, within a sixty (60) day period following the expiration of such forty-five (45) day period, submit the dispute to an independent certified public accounting firm selected by Sublandlord and Subtenant. If Sublandlord and Subtenant are unable to agree on an independent certified public accounting firm, Sublandlord may select one of the five (5) largest national certified public accounting firms. Within sixty (60) days following its selection, the selected accounting firm shall prepare and submit to Sublandlord and Subtenant a certificate as to whether the exception is proper and the amount owed by or to Subtenant, which determination shall be final and conclusive. Sublandlord shall in any event apply any amount overpaid by Subtenant against Sublease Base Rent and Additional Sublease Rent next coming due under this Sublease or, if the Term has already expired and provided there is no Sublease Event of Default which remains uncured, refund such excess to Subtenant within thirty (30) days after completion of such certification, in either case without interest to Subtenant. Subtenant shall in any event pay to Sublandlord any amount that Subtenant owes Sublandlord within thirty (30) days after completion of such certification. If it is determined that Sublandlord’s original determination of Operating Costs for any calendar year as set forth in the Reconciliation Statement exceeded the amount which Subtenant was obligated to pay (i) by three percent (3%) or less, Subtenant shall bear all costs of Subtenant’s accountant or other reviewing entity and of such certification, (ii) by more than three percent (3%), then Sublandlord shall bear the reasonable costs of Subtenant’s accountant and all costs of such certification.

3.4 Taxes. At no time during the Term will Subtenant be required to pay any state or local real property (ad valorem) taxes pursuant to or in relation to this Sublease, the Land or the Improvements, including the Subleased Premises, so long as such taxes are not required to be paid by Sublandlord under the Master Lease. In the event that Sublandlord should become responsible for the payment of any such taxes (other than as a result of Sublandlord’s intentional action or omission), a portion of the amount of such taxes incurred by Sublandlord during any calendar year falling entirely or partly within the Term (net of the amount, if any, that Master Landlord may be required to reimburse Sublandlord in accordance with the terms of the Master Lease) shall be paid by Subtenant to Sublandlord as follows:

(i) the amount of such taxes shall be allocated so that only the portion thereof attributable to the Subleased Premises (including the portion of the Land upon which the Subleased Premises is located); and

(ii) in addition to the foregoing, Subtenant shall be responsible for the amount of any such taxes which are attributable to the Exclusive Use Areas (including the Land and any improvements thereon), it being understood that for this purpose the portion allocated to Subtenant of taxes attributable to the Land shall be equal to the percentage equivalent of a fraction, the numerator of which is the sum of the number of acres comprising the Exclusive Use Areas, and the denominator of which is the total number of acres comprising the Land portion of the Premises.

In the event the Term begins or expires on a day other than the first and last day of a calendar year, respectively, then Subtenant’s obligation for payment of a portion of such taxes for such partial calendar year shall be an amount equal to the product of (a) Subtenant’s share of such taxes for the full calendar year, multiplied by (b) a fraction, the numerator of which is the number of days during such calendar year falling within the Term, and the denominator of which is three hundred sixty-five (365).

4. Master Lease.

4.1 Subordinate to Master Lease. Subject to the provisions of this Section 4, this Sublease is and shall be at all times subject and subordinate to the Master Lease.

4.2 Incorporation of Master Lease. Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, the provisions of the Master Lease (the “Master Lease Incorporated Provisions”) are hereby incorporated into this Sublease by reference with the same force and effect as if set forth at length herein, except that unless the context requires otherwise, (i) references in such provisions to “Landlord” shall be deemed to refer to Sublandlord, and (ii) references in such provisions to “Tenant” shall be deemed to refer to Subtenant. During the term of this Sublease, Subtenant does hereby expressly assume and agree to perform and comply with, for the benefit of Sublandlord and Master Landlord, the obligations of Sublandlord as “Tenant” under the Master Lease with respect to the FCA Controlled Subleased Space and the Exclusive Use Areas, except to the extent otherwise set forth in this Sublease.

Subtenant acknowledges and agrees that, except as expressly set forth in this Sublease, the Master Lease Incorporated Provisions shall not include the following rights, if any, set forth in the Master Lease: (a) any right which is contradicted or limited by this Sublease; (b) any right of extension or expansion; (c) any right of first refusal; (d) any right of self-help or set-off; and (e) any early termination right. Further, the Master Lease Incorporated Provisions shall specifically not include the following:

a.	Article I (Grant; Term)

b.	Section 1.4 (Early Commencement)

c.	Section 2.2 (Landlord’s Representations; Assignment of Warranties)

d.	Section 2.3 (Landlord Covenants)

e.	Section 2.4 (Survival)

f.	Section 4.1 (Base Rent)

g.	Section 4.3 (Net Lease)

h.	Section 4.4 (Additional Rent Reduction)

i.	Section 6.2(a) (first paragraph only) (Property Insurance insuring the Facility and other Improvements)

j.	Section 6.4 (Insurance Premiums) (except with respect to insurance required to be maintained by Subtenant hereunder)

k.	Section 6.9 (Self-Insurance)

l.	Article VII (Damage and Destruction)

m.	Article VII I (Condemnation)

n.	Article IX (Maintenance)

o.	Section 10.2 (Machinery and Equipment)

p.	Article XIII (Utilities)

q.	Section 25.3 (Notices)

r.	Section 25.22 (Tenant’s Self-Help Rights)

s.	Section 25.23 (Landlord’s Breach)

t.	Section 25.24 (Landlord’s Payment or Tenant’s Offset Right)

4.3 Purchase Option.

(a) Except as expressly set forth in this Section 4.3, Sublandlord shall have no obligation whatsoever to exercise the “Purchase Option” granted by Master Landlord to Sublandlord pursuant to Article XXI of the Master Lease, provided that Sublandlord shall give Subtenant written notice (the “Purchase Option Election Notice”) of Sublandlord’s election to exercise or not exercise the Purchase Option not later than (i) December 31, 2019, with respect to the Purchase Option exercisable during the Initial Term, which notice may be combined with the Master Lease Extension Election Notice or delivered separately, and (ii) December 31, 2029, with respect to the Purchase Option exercisable during the Extension Term, but only if the Master Lease has been extended for the Extension Term in accordance with Section 1.3 of the Master Lease. If Sublandlord fails to timely deliver to Subtenant the Purchase Option Election Notice with respect to the Purchase Option exercisable during the Initial Term, then Sublandlord shall be deemed to have elected not to exercise the Purchase Option exercisable during the Initial Term. If Sublandlord fails to timely deliver to Subtenant the Purchase Option Election Notice with respect to the Purchase Option exercisable during the Extension Term, then Sublandlord shall be deemed to have elected not to exercise the Purchase Option exercisable during the Extension Term.

(b) ***

(c) ***

4.4 Exit Event.

(a) If at any time during the Sublease Term, including the Sublease Extension Term, Sublandlord determines to discontinue all operations at, and to completely vacate, the Premises prior to the scheduled expiration of the term of the Master Lease (“Exit Event”), then Sublandlord shall deliver to Subtenant written notice thereof (“Exit Event Notice”). The Exit Event Notice shall set forth the date that Sublandlord intends to vacate the Premises (“Exit Date”), which shall not be less than one hundred fifty (150) days following Subtenant’s receipt of the Exit Event Notice. ***

(b) ***

(c) ***

(d) For the avoidance of doubt, the parties acknowledge and agree that the provisions of this Section 4.4 shall not apply to any agreement entered into by Sublandlord pursuant to the provisions of Section 10.2 below.

4.5 Sublandlord’s Performance of Master Lease; Subtenant’s Right to Cure.

(a) Sublandlord agrees to observe and perform its obligations as tenant under the Master Lease to the extent such obligations are not the responsibility of Subtenant hereunder. Sublandlord shall not voluntarily terminate or voluntarily consent to the termination or surrender of the Master Lease in whole or with respect to the Subleased Premises and the Exclusive Use Areas unless such termination is effected pursuant to a right of termination arising out of casualty or condemnation as set forth in the Master Lease (it being understood that Sublandlord shall have the right to exercise any such right of termination). Sublandlord shall not suffer or permit the Master Lease to be terminated by reason of an Event of Default (as defined in the Master Lease) not arising out of a Sublease Event of Default. If because of (i) a default under the Master Lease by Sublandlord not arising out of a default hereunder by Subtenant or (ii) a violation by Sublandlord of this Section 4.5(a), the Master Lease is terminated, then Sublandlord shall be liable to Subtenant for the direct damages incurred by Subtenant by reason of such termination; provided, however, that in no event shall Sublandlord be liable for any lost data, lost revenue, lost profit, business interruption or other consequential, punitive or exemplary damages arising out of such termination. Notwithstanding anything to the contrary contained herein, Sublandlord’s obligation to pay Subtenant for the direct damages incurred by Subtenant shall include (without limitation, except as provided in the previous sentence) reimbursement to Subtenant of

(i) the Excess Amount in accordance with Section 4.4 hereof, and

(ii) if during the Sublease Initial Term the Master Lease is terminated as a result of an Event of Default not arising out of a Sublease Event of Default, and pursuant to Section 11.6 of the Master Lease Subtenant and Master Landlord enter into a New Lease (as defined in Section 11.6 of the Master Lease), the excess amount of (y) base rent, additional rent and any other amounts paid by Subtenant in accordance with the terms of the New Lease during the same period as what would have been the remaining portion of the Sublease Initial Term following such termination of the Master Lease had such termination of the Master Lease not occurred, over (z) the Sublease Base Rent and Additional Sublease Rent (including, without limitation, operating and maintenance costs) that Subtenant would have paid during what would have been the remaining portion of the Sublease Initial Term following such termination of the Master Lease had such termination of the Master Lease not occurred.

(b) It is agreed that, if Sublandlord is in default of the provisions of the Master Lease, Subtenant may, but need not, cure said default specifically on behalf of and for the account of Sublandlord, in which case all reasonable costs and expenses incurred by Subtenant in connection therewith shall be paid to Subtenant within thirty (30) days after written demand delivered to Sublandlord accompanied by supporting data in reasonable detail. Subtenant may not exercise its right to cure Sublandlord’s default under the Master Lease unless (i) Subtenant delivers prior written notice (“Subtenant’s Cure Notice”) to Sublandlord stating, in reasonable detail, the circumstances of such default and (ii) Sublandlord either (A) fails to deliver to Subtenant in a timely manner following receipt of Subtenant’s Cure Notice a written notice (“Sublandlord’s Response”) stating Sublandlord’s intent to timely and fully cure such default, or (B) if after delivering to Subtenant Sublandlord’s Response, Sublandlord fails to cure or commence to cure such default within the time period required to cure the same as set forth in Section 22.1 of the Master Lease, less two (2) days. In so curing Sublandlord’s default, Subtenant shall not be deemed to have waived any of its rights, nor to have released Sublandlord from any of its obligations under this Sublease. It is further agreed that Subtenant may cure Sublandlord’s default under the Master Lease on and for Subtenant’s own account to preserve its interest in this Sublease.

4.6 No Liability by Sublandlord. Notwithstanding anything contained in this Sublease to the contrary, Subtenant acknowledges and agrees that: (x) Sublandlord shall not be responsible for or deemed a guarantor with respect to any representations, warranties, covenants or other obligations or liabilities of Master Landlord under the Master Lease, and Subtenant agrees to look solely to Master Landlord for the performance of Master Landlord’s obligations, (y) Sublandlord’s sole obligation to Subtenant under the Master Lease shall be, at Subtenant’s request and on Subtenant’s behalf, to use commercially reasonable efforts to require Master Landlord to perform specific obligations of Master Landlord under the Master Lease if necessary, and (z) Sublandlord shall have no liability to Subtenant for any misrepresentation, warranty, default or other act or omission of Master Landlord under the Master Lease and Sublandlord shall not be obligated to provide any services to Subtenant or otherwise to perform any obligations in connection with this Sublease except as expressly set forth herein as the separate obligations of Sublandlord. Subtenant shall reimburse Sublandlord for any reasonable out-of-pocket costs incurred by Sublandlord in connection with Sublandlord’s commercially reasonable efforts to require Master Landlord to perform specific obligations of Master Landlord under the Master Lease (to the extent such efforts are intended primarily to benefit Subtenant or the Subleased Premises). Subtenant shall reimburse Sublandlord within thirty (30) days after Subtenant’s receipt of reasonable supporting documentation relating to such costs.

5. Subleased Premises.

5.1 “AS IS” Condition. Subtenant shall accept possession of the Subleased Premises and the Exclusive Use Areas on the Sublease Commencement Date, subject to restrictions of all applicable covenants of record, the Master Lease, the applicable zoning laws and other laws regulating the use of the Subleased Premises and the Exclusive Use Areas and the provisions of Section 5.4(b) hereof regarding the Navistar Controlled Subleased Space. Subtenant acknowledges and agrees that, subject to Sublandlord’s proper completion of the Demising Work and the provisions of Section 5.4(b) hereof regarding the Navistar Controlled Subleased Space, Subtenant shall take possession of the Subleased Premises and the Exclusive Use Areas on the Sublease Commencement Date in an “AS IS” condition. Subtenant agrees and acknowledges that, except as expressly set forth in this Sublease, neither Sublandlord nor any agent, attorney, employee or representative of Sublandlord has made any representation respecting or has made any warranty whatsoever, express or implied, regarding the Subleased Premises and the Exclusive Use Areas. The foregoing notwithstanding, Subtenant shall not be liable for any Environmental Condition (as defined in the Master Lease) at, on, under or emanating from the Premises or any part thereof existing or occurring prior to the Sublease Commencement Date nor shall Subtenant be responsible for the remediation thereof, except to the extent that Sublandlord has delivered written notice to Subtenant of an existing Environmental Condition and Subtenant exacerbates the same in a negligent or willful manner, except if Subtenant’s actions are in the normal course of Subtenant’s business operations at the Facility.

5.2 Alterations. Subtenant shall be permitted, at its sole cost and expense, subject to the provisions of Section 9.4 of the Master Lease, to make alterations to the Subleased Premises without obtaining Sublandlord’s prior written consent; provided that any such alteration shall be made pursuant to Article X of the Master Lease. Notwithstanding the foregoing, Subtenant shall not make any alterations, additions or improvements in or to the Subleased Premises or any other part of the Premises (including the Exclusive Use Areas), or attach any fixtures or equipment thereto to the extent such alterations, additions or improvements will affect the structural, exterior or roof elements of the Facility or the mechanical, electrical, plumbing or life safety systems of the Facility, without in each instance obtaining Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 Utilities.

(a) Electrical service for the Subleased Premises and compressed air to be used by Subtenant at the Subleased Premises will be separately metered by Sublandlord, at its sole cost and expense, as part of the Demising Work. Subtenant shall pay to Sublandlord or the applicable utility provider, prior to delinquency, the cost of such compressed air and electricity; provided that until such time as the compressed air and electricity are separately metered, Sublandlord shall determine, in its reasonable judgment, the equitable proportion of such services which are being used by Subtenant and the Subleased Premises and shall deliver a reasonably detailed invoice to Subtenant setting forth the cost of such services, which shall be due and payable, as Rent, within ten (10) business days after Sublandlord’s delivery of such invoice to Subtenant.

(b) Subtenant shall, at its sole cost and expense, be responsible for all other utilities and services which Subtenant deems necessary or desirable for its use of the Subleased Premises, other than those specifically to be provided by Sublandlord pursuant to this Sublease. Sublandlord shall cooperate reasonably with Subtenant to facilitate Subtenant’s access to and use of such utilities and services.

5.4 Use of Subleased Premises.

(a) Subtenant may use the Subleased Premises and the Exclusive Use Areas only for (i) the purpose of conducting Subtenant’s manufacturing, assembly and related business operations, and (ii) any other purposes permitted under the Master Lease, provided, however, Subtenant shall not use any part of the Subleased Premises or the Exclusive Use Areas for the manufacture, assembly, sale or repair of trucks, truck engines, or truck components (other than trucks used by Subtenant in its railcar operations at the Facility) or any other use that would compete with the business of Sublandlord, other than the business of the manufacturing, assembly, repair or service of railcars and/or railcar components. Subtenant shall not occupy or use the Subleased Premises or the Exclusive Use Areas (or permit the use or occupancy of the Subleased Premises or the Exclusive Use Areas) for any purpose or in any manner which: (a) is unlawful or in violation of any applicable legal, governmental or quasi-governmental requirement, ordinance or rule; (b) would be dangerous to persons or property; (c) would invalidate or increase the amount of premiums for any policy of insurance affecting the Facility; (d) creates a nuisance, disturbs Sublandlord or any other subtenants of the Facility or the occupants of neighboring property; or (e) is in violation of the Master Lease. Subtenant shall be solely responsible for procuring and maintaining in effect any licenses or permits required for the operation of the Subtenant’s business activities in the Subleased Premises or the Exclusive Use Areas during the Term.

(b) In order, among other things, to effectuate certain rights and obligations of the parties set forth in the Services Agreement, during the Term for so long as Navistar, Inc. (or any affiliate or successor thereof) remains the Sublandlord, Subtenant hereby grants Sublandlord, at no cost to Sublandlord, an irrevocable license to exclusively access, use and occupy, coupled with an interest in and to, the Navistar Controlled Subleased Space. Subtenant shall not be responsible for any default under this Sublease or the Master Lease as a result of Sublandlord’s use or occupancy of the Navistar Controlled Subleased Space as provided herein, and Sublandlord shall continue to perform its obligations, as tenant, under the Master Lease with respect to the Navistar Controlled Subleased Space.

5.5 Facility Services.

(a) During the Term Sublandlord shall furnish the following services (the cost of which services, except as otherwise provided herein, will be included in Operating Costs in accordance with and subject to the terms of Section 3.3 above):

(i) heating, ventilation and air conditioning to provide a temperature condition required, in Sublandlord’s reasonable judgment, for comfortable occupancy of the Subleased Premises under normal business operations and during normal business hours or as may be otherwise agreed upon by Subtenant and Sublandlord;

(ii) hot and cold running water;

(iii) periodic janitorial service in the Subleased Premises and Common Areas;

(iv) such security services as Sublandlord, in its sole judgment, may determine are necessary or desirable for the safety and protection of the Facility; provided that Sublandlord shall not be responsible for any damages incurred by Subtenant (including, without limitation as a result of the theft or the loss of use of or damage to Subtenant’s personal property) as a result of such security services failing to adequately protect the Subleased Premises, the Exclusive Use Areas or the Facility, except that Sublandlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of Sublandlord or its employees, agents, contractors, or licensees;

(v) Sewer and waste water services; and

(vi) Maintenance, repair and upkeep of the Subleased Premises, the Exclusive Use Areas, the Remaining Area and, as set forth in Section 1.3(b) above, the Common Areas.

(b) Subtenant agrees that neither Sublandlord nor its agents, partners or employees shall be liable for damage or injury to persons, property or business or for loss or interruption of business, or for any other matter, in the event there is any failure, delay, interruption, diminution or discontinuance in furnishing any of the services set forth above or any other service provided to Subtenant pursuant to this Sublease. No such failure, delay, interruption, diminution or discontinuance shall be deemed or constitute an eviction or disturbance of Subtenant’s use or occupancy of the Subleased Premises or the Exclusive Use Areas, in whole or in part, actual or constructive, or, except as expressly set forth in this Sublease, entitle Subtenant to any claim for set-off, abatement or reduction of Rent, render Sublandlord liable for damages, or relieve Subtenant from the performance of or affect any of Subtenant’s obligations under this Sublease. Notwithstanding the foregoing, (i) Sublandlord shall use commercially reasonable efforts to minimize any such failure, delay, interruption, diminution or discontinuance of any such service provided by Sublandlord; and (ii) Sublandlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of Sublandlord or its employees, agents, contractors, or licensees.

(c) Notwithstanding anything in this Sublease to the contrary, if there is an interruption in essential services to the Subleased Premises, and such interruption (i) is a result of the negligence or willful misconduct of Sublandlord (or its agents, contractors or employees), (ii) materially and adversely affects Subtenant’s ability to conduct its business in the Subleased Premises, (iii) causes Subtenant to cease doing business in the Subleased Premises, (iv) does not result from the negligence or willful misconduct of Subtenant or its employees, invitees or agents, and (v) continues for more than five (5) consecutive business days, then Subtenant, shall be entitled to receive an abatement of Sublease Base Rent and Additional Sublease Rent payable hereunder during the period beginning on the sixty (6th) consecutive business day of such interruption or when Subtenant stops using the Subleased Premises because of such interruption, whichever is later, and ending on the day the service has been restored.

5.6 Surrender. Upon the expiration or earlier termination of this Sublease Subtenant shall surrender the Subleased Premises and the Exclusive Use Areas in accordance with Sections 17.1 and 17.2 of the Master Lease.

6. Insurance. Subtenant, at its sole expense, shall obtain and keep in force during the Term insurance comparable to the insurance Sublandlord as “Tenant” is required to procure and maintain under Article VI of the Master Lease, except that Subtenant shall not be required to procure and maintain property insurance for the Facility and other Improvements as required in the first paragraph of Section 6.2(a) of the Master Lease.

7. Waiver of Claims.

7.1 Subtenant’s Waiver of Claims To the extent not prohibited by law or caused by the gross negligence or willful misconduct of Sublandlord or any of Sublandlord’s Indemnitees (as defined herein), and except as provided below, Subtenant hereby expressly releases Sublandlord, its property manager and their respective officers, agents, directors, representatives, shareholders, members, subsidiaries, affiliates, related entities, partners, employees and lenders (collectively, “Sublandlord’s Indemnitees”) for any loss or damage to any property of Subtenant, which loss or damage is insured against, or required to be insured against, by Subtenant pursuant to Section 6 of this Sublease, whether or not such loss or damage is due to the act or omission (including negligence) of Sublandlord or Sublandlord’s Indemnitees (other than the gross negligence or willful misconduct of Sublandlord or any of Sublandlord’s Indemnitees), and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect, and Subtenant further agrees that all such property of Subtenant shall be at the risk of Subtenant only and Sublandlord and Sublandlord’s Indemnitees shall not be liable for any loss or damage thereto and Subtenant completely releases and exculpates Sublandlord and Sublandlord’s Indemnitees therefrom (other than any loss or damage due to the gross negligence or willful misconduct of Sublandlord or any of Sublandlord’s Indemnitees).

7.2 Sublandlord’s Waiver of Claims To the extent not prohibited by law or caused by the gross negligence or willful misconduct of Subtenant or any of Subtenant’s Indemnitees (as defined herein), and except as provided below, Sublandlord hereby expressly releases Subtenant and its officers, agents, directors, representatives, shareholders, members, subsidiaries, affiliates, related entities, partners, employees and lenders (collectively, “Subtenant’s Indemnitees”) for any loss or damage to any property of Sublandlord, which loss or damage is insured against, or required to be insured against, by Sublandlord pursuant to the Master Lease or this Sublease, whether or not such loss or damage is due to the act or omission (including negligence) of Subtenant or Subtenant’s Indemnitees (other than the gross negligence or willful misconduct of Subtenant or any of Subtenant’s Indemnitees), and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect, and

Sublandlord further agrees that all such property of Sublandlord shall be at the risk of Sublandlord only and Subtenant and Subtenant’s Indemnitees shall not be liable for any loss or damage thereto and Subtenant completely releases and exculpates Subtenant and Subtenant’s Indemnitees therefrom (other than any loss or damage due to the gross negligence or willful misconduct of Subtenant or any of Subtenant’s Indemnitees).

8. Holdover. Subtenant shall have no right to occupy the Subleased Premises, the Exclusive Use Areas or any portion thereof after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession. In the event Subtenant holds over, Subtenant shall pay Sublandlord monthly rent at a rate equal to one hundred fifty percent (150%) of the monthly Sublease Base Rent payable by Subtenant for the month immediately preceding said holding over (the “Base Holdover Rent”), computed on a per-month basis, for each month or part thereof (without reduction for any such partial month) that Subtenant remains in possession after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession. In addition to the Base Holdover Rent, Subtenant shall pay to Sublandlord an amount (the “Additional Holdover Rent”) calculated as follows:

8.1 If Subtenant’s holdover of the Subleased Space is a result solely of Sublandlord’s failure to vacate the Navistar Controlled Subleased Space and Subtenant has otherwise surrendered and vacated the FCA Controlled Subleased Space and the Exclusive Use Areas in compliance with this Sublease, Subtenant shall not be required to pay Base Holdover Rent or Additional Holdover Rent;

8.2 If Subtenant holds over in any portion of the Subleased Premises or the Exclusive Use Areas and Sublandlord is not otherwise in holdover of any portion of the Premises, Subtenant shall pay Additional Holdover Rent equal to (A) any amount Sublandlord is required to pay to Master Landlord under the Master Lease as a result of such holdover pursuant to Section 17.3 of the Master Lease, less (B) the amount of the Base Holdover Rent that Subtenant is required to pay Sublandlord in accordance with this Section; and

8.3 If Subtenant and Sublandlord are both holding over in the Subleased Premises, the Exclusive Use Areas or the Remaining Space, as applicable, Subtenant shall pay Additional Holdover Rent equal to (A) Subtenant’s Proportionate Share of the amount that Sublandlord is required to pay to Master Landlord under the Master Lease as a result of such holdover pursuant to Section 17.3 of the Master Lease, less (B) the amount of the Base Holdover Rent that Subtenant is required to pay Sublandlord in accordance with this Section. To the extent any portion of the Additional Holdover Rent payable under this Section 8.3 is incurred and allocable only to a portion of the holdover period of Sublandlord or Subtenant after the other party has otherwise fully surrendered and vacated the Premises, the Additional Holdover Rent shall be equitably adjusted.

9. Assignment and Subletting.

9.1 Subtenant Assignment. Subtenant will not assign its interest in this Sublease or sub-sublease all or part of the Subleased Premises or the Exclusive Use Areas without the prior written consent of Sublandlord, which consent will not be unreasonably withheld, delayed or conditioned. The foregoing notwithstanding, but subject to the approval of the Master Landlord if required, an assignment of this Sublease or a subletting of all or part of the Subleased Premises or the Exclusive Use Areas to (i) an entity that controls, is controlled by or is under common control with Subtenant, (ii) a purchaser of all or substantially all of the assets of Subtenant in one transaction, or (iii) the surviving entity in the event of any merger or consolidation of Subtenant, will not be subject to Sublandlord’s consent. Notwithstanding the preceding sentence, the prior written consent of Sublandlord will be required if such subtenant or assignee, as applicable, is a Navistar Competitor. As used herein, the term “Navistar Competitor” shall mean any third party which is engaged in the manufacture, assembly, fabrication, sale, leasing or financing of commercial or military trucks, diesel engines, vehicle chassis, school or commercial buses, recreational vehicles, truck bodies or truck, trailer or diesel engine components or parts.

9.2 Sublandlord Assignment. Sublandlord will not assign its interest in this Sublease or the Master Lease or lease or sublease all or part of the Premises without the prior written consent of Subtenant, which consent will not be unreasonably withheld, delayed or conditioned. The foregoing notwithstanding, but subject to the approval of the Master Landlord if required, an assignment of its interest in this Sublease or in the Master Lease or the lease of all or part of the Premises to (i) an entity that controls, is controlled by or is under common control with Sublandlord, (ii) a purchaser of all or substantially all of the assets of Sublandlord in one transaction, or (iii) the surviving entity in the event of any merger or consolidation of Sublandlord, will not be subject to Subtenant’s consent. Notwithstanding the preceding sentence, the prior written consent of Subtenant will be required if such subtenant or assignee, as applicable, is a FreightCar Competitor. As used herein, the term “FreightCar Competitor” shall mean any third party which is engaged in the manufacture, assembly, rebuilding, sale, leasing, maintenance or repair of railcars.

9.3 Consent for Competitors. If consent to an assignment, lease, sublease or sub-sublease is required because the proposed assignment, lease, sublease or sub-sublease would be to a Navistar Competitor, where Sublandlord is the party whose consent is required, or to a FreightCar Competitor, where Subtenant is the party whose consent is required, then the parties will discuss the concerns which the proposed assignment, lease, sublease or sub-sublease raises for the party whose consent is required, in an effort to determine whether those concerns can be addressed by some mutually-agreeable arrangement or understanding between the parties. Notwithstanding such discussion, whether to grant or withhold consent will be within the sole discretion of the party whose consent is required.

10. Exclusive Use; First Opportunity Activity

10.1 Exclusive Use.

(a) During the Term, except as set forth herein, Sublandlord shall not, and shall not suffer or permit any other person or entity to, use any part of the Premises for the manufacture, rebuilding, assembly, sale or repair of railcars.

(b) ***

10.2 ***

11. Subtenant Default.

11.1 Sublease Event of Default. The occurrence of any of the following shall constitute a “Sublease Event of Default” by Subtenant under this Sublease:

(a) Any act or omission by Subtenant that would constitute an “Event of Default” (as defined in Section 22.1 of the Master Lease) under the Master Lease, subject to the same notice and cure provisions provided therein, less three (3) days (if more than a seven (7) day cure period is provided therein); or

(b) Except for any act or omission by Subtenant that would constitute a Sublease Event of Default pursuant to Section 11.1(a) hereof, Subtenant shall fail to perform any of the covenants, agreements, terms or provisions contained in this Sublease which on the part or behalf of Subtenant are to be kept or performed, and Subtenant shall fail to remedy the same within thirty (30) days after Sublandlord shall have given to Subtenant a written notice specifying the same, or if such default is not reasonably curable in thirty (30) days, Subtenant shall fail to commence cure within such thirty (30) day period and diligently proceed to remedy the same.

11.2 Sublandlord’s Right to Cure. Subtenant agrees to do nothing which will subject the Master Lease to termination by Master Landlord under the provisions of the Master Lease. It is also agreed that, if Subtenant is in default of the provisions of the Master Lease, Sublandlord may, but need not, cure said default specifically on behalf of and for the account of Subtenant, in which case all reasonable costs, damages and expenses incurred by Sublandlord in connection therewith shall be paid to Sublandlord as Additional Sublease Rent hereunder within thirty (30) days after written demand delivered to Subtenant accompanied by supporting data in reasonable detail. In so curing Subtenant’s default, Sublandlord shall not be deemed to have waived any of its rights, nor to have released Subtenant from any of its obligations under this Sublease. It is further agreed that Sublandlord may cure Subtenant’s default under the Master Lease or this Sublease on and for Sublandlord’s own account to preserve its interest in the Master Lease, and may terminate this Sublease by reason of said default pursuant to the terms hereof, if Subtenant does not pay as Additional Sublease Rent to Sublandlord all costs, damages and expenses incurred by it in connection with such cure within the applicable grace period provided for in the Master Lease.

11.3 Remedies. Upon the occurrence, and during the continuance, of any Sublease Event of Default, Sublandlord shall be entitled to all remedies and damages provided for Master Landlord in the Master Lease upon the occurrence of an “Event of Default” thereunder.

12. Covenant of Sublandlord.

12.1 Generally. Sublandlord shall use reasonable efforts to obtain for Subtenant the benefit of all rights granted to Sublandlord, as tenant under the Master Lease, with respect to the Subleased Premises and the Exclusive Use Areas in order to effectuate the intent of the parties and the purpose of this Sublease; provided that nothing contained in this Sublease shall be construed as requiring Sublandlord to perform any obligation or discharge any duty which Master Landlord is required to perform or discharge under the Master Lease. Except as may otherwise be expressly provided in this Sublease, Subtenant shall not receive any abatement of rent under this Sublease because of the Sublandlord or Master Landlord’s failure to perform any of their obligations under the Master Lease.

12.2 Sublandlord’s Purchase Option. The parties acknowledge that pursuant to the Master Lease Sublandlord has been granted an option to purchase the Premises. So long as no Sublease Event of Default exists, Sublandlord’s exercise of such purchase option and acquisition of the Premises shall not cause a termination of this Sublease or otherwise adversely affect Subtenant’s right to use, occupy and enjoy the Subleased Premises in accordance with the terms of this Sublease.

13. Notice of Default. Promptly following Sublandlord’s or Subtenant’s receipt of any notice of default under the Master Lease, the party receiving such notice shall deliver a copy thereof to the non-receiving party. Promptly following Sublandlord’s delivery to Master Landlord of any notice of default under the Master Lease, Sublandlord shall deliver a copy there to Subtenant.

14. Damage or Destruction.

(a) Subject to subparagraph (b) below, if the Subleased Premises or the Facility or other Improvements are totally or partially damaged or destroyed from any cause, thereby rendering the Subleased Premises totally or partially inaccessible or untenantable, Sublandlord, if and only to the extent Sublandlord, as tenant under the Master Lease, is required to do so in accordance with Section 7.1 of the Master Lease, shall restore and repair the Subleased Premises and/or the Facility and other Improvements to substantially the same condition they were in prior to such damage or destruction.

(b) Upon the occurrence of any such damage or destruction, Sublandlord shall have the right to terminate this Sublease if and when it terminates the Master Lease in accordance with Section 7.2 thereof. Promptly following Sublandlord’s delivery to Master Landlord of any notice of termination in accordance with Section 7.2 of the Master Lease, Sublandlord shall deliver a copy there to Subtenant.

(c) If this Lease is terminated in accordance with this Section, all Rent payable hereunder shall be apportioned and paid to the date of the occurrence of such damage or destruction. If this Lease is not terminated pursuant to the terms of this Section, until the repair and restoration of the Subleased Premises is completed, Tenant shall be required to pay Sublease Base Rent and Additional Sublease Rent only for that portion of the Subleased Premises that Tenant has reasonable access to and is able to use for its business while repairs are being made, based on the ratio that the number of square feet of floor area in the usable portion of the Subleased Premises bears to the total number of square feet of floor area of the Subleased Premises.

15. Consent and Approval of Master Landlord. Neither Sublandlord nor Subtenant shall take or omit to take any action requiring the Master Landlord’s consent under the Master Lease without first obtaining such consent in accordance with the terms of the Master Lease. Whenever the consent of the Master Landlord is required under the Master Lease, Sublandlord and Subtenant shall use reasonable diligence to obtain such consent from the Master Landlord.

16. Indemnity.

16.1 Subtenant’s Indemnity. To the extent not resulting from any act, omission, negligence or willful misconduct of Sublandlord, any affiliate of Sublandlord, or Master Landlord, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives, Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from or in connection with the use or occupancy by Subtenant of the Subleased Premises or the Premises or from any work or thing done or any condition created by or any other act or omission of Subtenant or its employees, agents, contractors, visitors or licensees, in or about the Subleased Premises or any other part of the Premises, or from any breach of its obligations under this Sublease.

16.2 Sublandlord’s Indemnity. To the extent not resulting from any act, omission, negligence or willful misconduct of Subtenant or any affiliate of Subtenant, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives, Sublandlord shall defend, indemnify and hold Subtenant harmless from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from the negligence or willful misconduct, or breach of this Sublease, by Sublandlord or its employees, agents, contractors, visitors or licensees.

16.3 Survival. The provisions of this Section shall survive the expiration or earlier termination of this Sublease.

17. Notices. Whenever a provision is made under this Sublease for any demand, notice or declaration of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice, demand or declaration to the other party, it shall be in writing and served either personally or sent by United States mail, certified, postage prepaid, or by pre-paid nationally recognized overnight courier service, addressed at the addresses set forth below:

If to Sublandlord:	Navistar, Inc. 2701 Navistar Drive Lisle, IL 60532 Attention: Scott F. Renier

with a copy to:	Jones Day 77 West Wacker Drive Chicago, IL 60601 Attention: Brian L. Sedlak

If to Subtenant:	c/o FreightCar America, Inc. Two North Riverside Plaza Suite 1300 Chicago, IL 60606 Attention: Senior Vice President, Operations

with a copy to:	McDermott Will & Emery LLP 227 West Monroe Street Suite 4700 Chicago, IL 60606 Attention: Helen R. Friedli

or at such other address as Sublandlord or Subtenant may theretofore by written notice to the other have designated for the service of such notice. Notices given hereunder shall be deemed to have been given on the date of personal delivery (or the first business day thereafter if delivered on a non-business day) or three (3) days after the date of certified mailing or the next business day after being sent by overnight courier, provided that the sender can evidence proof of receipt of such notice. If the sender is unable to provide such proof, notices given hereunder shall be effective upon actual receipt only.

18. Sublandlord’s Representations and Warranties. Sublandlord represents and warrants to Subtenant that: (i) a true, correct and complete copy of the Master Lease is attached as Exhibit A hereto, (ii) the Master Lease constitutes and comprises the entire understanding and agreement between Master Landlord and Sublandlord with respect to the Premises, (iii) to Sublandlord’s actual knowledge, no Event of Default exists under the Master Lease, nor is Master Landlord in default under the Master Lease, and (iv) to Sublandlord’s actual knowledge, there exists no state of facts and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute an Event of Default under the Master Lease. As used herein the term “Sublandlord’s actual knowledge” shall mean and refer to the actual knowledge of Ray Koopman or Chuck Stansell without any duty of investigation whatsoever; provided that neither Koopman nor Chuck Stansell shall have any personal liability hereunder.

19. Governing Law. This Sublease shall be governed and construed in accordance with the laws of the State in which the Subleased Premises is located, notwithstanding any conflicts-of-laws doctrines of such state or other jurisdiction to the contrary.

20. Binding Effect. The covenants and agreements herein contained shall bind and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.

21. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instrument.

22. Signage. Throughout the Term, Subtenant shall be permitted to install, maintain, repair and replace, at its sole cost and expense and subject to the terms and conditions of this Sublease (including any provisions of the Master Lease incorporated herein), signage on the exterior of the Facility and or the Land and interior signage within the Subleased Premises; provided that any signage placed outside the Subleased Premises shall be subject to the prior written approval of Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed.

23. Brokers. Each party represents to the other that no brokers were involved in or procured this Sublease and each will indemnify and defend the other against brokerage commission claims by anyone or any entity caused by the indemnifying party.

24. Quiet Enjoyment. Provided no Sublease Event of Default has occurred and is continuing, Subtenant shall, subject to the terms and provisions of this Sublease, peaceably and quietly hold and enjoy the Subleased Premises for the Term hereby demised against (i) interference therewith by the affirmative acts of Sublandlord, its employees or agents, and (ii) interference therewith by any person who may claim by, through or under Sublandlord, but not otherwise. This covenant of quiet enjoyment is in lieu of any covenant of quiet enjoyment provided or implied by law, and Subtenant expressly waives any such other covenant of quiet enjoyment to the extent broader than the covenant contained in this Section. Nothing herein deprives Subtenant of its right under law to prevent interference with its operations by third parties not under the control of Sublandlord, but such actions are at Subtenant’s own cost and expense.

25. Subtenant’s Self-Help Rights. In the event Sublandlord fails to comply with any of the terms, conditions or provisions of this Sublease and such failure continues for more than thirty (30) days after notice thereof from Subtenant (or such shorter period as is reasonable in the case of an emergency or such longer period if Sublandlord commences to complete such obligations and proceeds diligently and with reasonable dispatch to complete such obligation), Subtenant shall have all available rights and remedies provided at law or in equity and, without limiting the foregoing, Subtenant may perform the obligation which Sublandlord has failed to perform and Sublandlord shall reimburse Subtenant for any costs and expenses incurred by Subtenant for such performance within thirty (30) days after Subtenant’s written demand therefore, which demand shall include reasonable documentation evidencing such amounts owed to Subtenant.

26. Sublandlord’s Breach. In the event Sublandlord breaches any of the representations, warranties or covenants hereunder and such breach results in any costs, losses, damages or liabilities to Subtenant (whether arising as a third party cost or otherwise, but excluding consequential damages) then Sublandlord shall reimburse Subtenant for any such costs, losses, damages or liabilities within thirty (30) days after Subtenant’s written demand therefore, which demand shall include reasonable documentation evidencing such amounts owed to Subtenant.

27. Sublandlord’s Payment or Subtenant’s Offset Right.

(a) If Sublandlord shall fail to pay any amounts due to Subtenant under this Sublease (including any indemnification thereunder) (either such failure, a “Claim”), in each case within thirty (30) days of when due, then Subtenant shall give Sublandlord written notice of such Claim and Sublandlord shall have fifteen (15) days to notify Subtenant in writing that it in good faith disputes such Claim and the reasons therefor. If Sublandlord shall fail to so notify

Subtenant of its objection to the Claim, Subtenant shall have the rights set forth in Section 27(b) below. If Sublandlord shall so notify Subtenant of its objection to such Claim, the parties shall negotiate in good faith in order to seek resolution to such Claim. If the parties are unable to resolve such Claim within thirty (30) days after Sublandlord’s notice of its objection, either party may request arbitration by giving notice to that effect to the other party, and both parties shall promptly thereafter jointly apply to the American Arbitration Association (or any organization successor thereto) in the City of Chicago, Cook County, Illinois for the appointment of a single arbitrator acceptable to both parties. The arbitration shall be conducted in accordance with the then prevailing rules of the American Arbitration Association (or any organization successor thereto) in the City of Chicago, Cook County, Illinois. In rendering such decision and award, the arbitrator shall not add to, subtract from otherwise modify the provisions of this Sublease. The decision of the arbitrator shall be binding upon all parties to the dispute and a judgment therefor may be entered by either party in a court having jurisdiction thereof. All the expenses of the arbitration shall be borne by the parties equally, provided that each party shall bear their own legal costs.

(b) In the event (i) Sublandlord fails to object to Subtenant’s notice of a Claim within the fifteen (15) day period described above or (ii) the arbitrator shall make an award to Subtenant based on such Claim, Sublandlord shall pay any amounts owed to Subtenant on such Claim within thirty (30) days after either of the foregoing events, and if Sublandlord shall fail to make such payment Subtenant shall have the right to offset such amount against any amounts due hereunder.

28. Non-Solicitation.

(a) During the Sublease Term Sublandlord shall not, directly or indirectly, hire, retain or attempt to hire or retain any employee or independent contractor of Subtenant or in any way interfere with the relationship between Subtenant and any of its employees or independent contractors.

(b) During the Sublease Term Subtenant shall not, directly or indirectly, hire, retain or attempt to hire or retain any employee or independent contractor of Sublandlord or in any way interfere with the relationship between Sublandlord and any of its employees or independent contractors.

29. ***

[balance of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD: NAVISTAR, INC.

By:
Name:
Title:
SUBTENANT: FREIGHTCAR ALABAMA, LLC

By:
Name:
Its:

CONFIDENTIAL TREATMENT

Exhibit 10.1

List of Exhibits

A	Master Lease

B	Subleased Premises Floor Plan

C	Exclusive Use Areas and Common Use Areas Site/Floor Plan

D	Definition of Exclusive Use Assets and Common Use Assets

E	Determination of Fair Market Value

CONFIDENTIAL TREATMENT

Exhibit 10.1

EXHIBIT A

Master Lease

***

CONFIDENTIAL TREATMENT

Exhibit 10.1

EXHIBIT B

Subleased Premises Floor Plan

***

CONFIDENTIAL TREATMENT

Exhibit 10.1

EXHIBIT C

Exclusive Use Areas and Common Use Areas

***

CONFIDENTIAL TREATMENT

Exhibit 10.1

EXHIBIT D

Definition of Exclusive Use Assets and Common Use Assets

***

CONFIDENTIAL TREATMENT

Exhibit 10.1

EXHIBIT E

Fair Market Value

***